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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

    Molten Metal Technology Receives Court Approval For $20 Million Financing

            Financing To Move Company Toward Cash Positive Operations


Fall River, Mass. - March 9, 1998 - Molten Metal Technology, Inc. announced today it received court approval today for a $20 million loan facility from affiliates of Morgens, Waterfall, Vintiadis & Company, Inc.

     "Following a detailed review of Molten Metal Technology, Inc., we are pleased to extend longer term financing, " said Victor Simonte of Morgens, Waterfall, Vintiadis. "We believe that Molten Metal's CEP technology offers great promise for addressing some of the world's most challenging waste problems".

     "Approval of this financing is a huge milestone for Molten Metal and a validation from the financial community of CEP's value to the marketplace," said
F. Gordon Bitter, chief executive officer of Molten Metal Technology. "I expect this $20 million loan to allow us to achieve cash-flow positive operations. Our commercial plants in Oak Ridge continue to operate successfully and we have retained a core team of talented employees to move the company forward".

     Molten Metal Technology is the world's largest processor of low-level radioactive ion exchange resin waste and is a market leader in the processing of mixed (hazardous and radioactive) waste. The company is also pursuing opportunities worldwide to use its proprietary technology to convert hazardous industrial waste to useful products.

     The $20 million financing will be used to repay the $7 million in short-term financing received from Morgens, Waterfall in December and to enhance the operations of Molten Metal's two operating plants in Oak Ridge, Tenn. The loan is due at the end of 1999. The company anticipates that the loan closing and initial advance of funds will take place within 11 days. Molten Metal Technology announced in February 1998 that it had filed for approval of the proposed $20 million financing from the Federal Bankruptcy Court in Boston.

     Based in Fall River, Mass., Molten Metal Technology, Inc. is an environmental technology company commercializing pollution prevention and waste recycling methods that are broadly applicable to a variety of hazardous, non-hazardous, and radioactive wastes. The company's patented core technology, Catalytic Extraction Processing (CEP), takes waste and transforms it into reusable industrial products using a molten bath.



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Quantum-CEP(R)(Q-CEP), an application of the technology designed for radioactive waste, reduces the volume of radioactive materials and provides a safe final form for disposal or storage. Molten Metal Technology, which currently operates two commercial Quantum-CEP(R) facilities in Oak Ridge, Tenn., filed for reorganization under Chapter 11 of the Federal Bankruptcy Code on December 3, 1997.

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws, including statements regarding the ability of the company to move toward cash-flow positive operations. These forward looking statements are based largely on the company's expectations and are subject to a number of risks and uncertainties, many of which are beyond its control, including: technical or mechanical problems in the start-up or operations of the company's CEP facilities and the ability of the company's CEP facilities to generate sufficient revenue for the company to achieve cash flow positive operations. These risks and additional factors which may cause actual results to differ are described in the company's filings with the Securities and Exchange Commission, including the company's most recent quarterly reports on Forms 10Q and 10-QA for the quarter ended September 30, 1997.



MOLTEN METAL TECHNOLOGY CONTACT:
Gordon Bitter 508-324-6497
Chief Executive Officer